Exhibit 4.5

OFFER AND AGREEMENT TO PURCHASE

THIS AGREEMENT is made as of the 12th day of December, 2008 (the "Effective Date") between Sprott-Shaw Degree College Corp., a British Columbia company having an office at Unit 1200, 777 West Broadway, Vancouver, BC, V5Z 4J7 (the "Purchaser"); Pan Pacific International College Inc. (the "Vendor"), a British Columbia Company, having its registered office address at 4th Floor, 1007 Fort Street, Victoria, British Columbia, Canada V8V 3K5; and Thaddeus Monckton (the "Covenantor"), an individual of ________, Victoria, British Columbia.

BACKGROUND

A.            The Vendor carries on the business of offering educational courses and instruction in various locations in British Columbia under the trade name "Pan Pacific International English College" and other similar names (the "Business").

B.            The Vendor has agreed to sell to the Purchaser, or its nominee corporation or assignee, and the Purchaser has agreed to purchase certain property and assets owned by the Vendor on the terms and subject to the conditions provided in this Agreement.

C.            The Covenantor owns and controls the Vendor and consequently has an interest in the transactions herein set forth.

TERMS OF AGREEMENT

In consideration of the premises and the covenants, agreements, representations, warranties and payments contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties agree as follows:

1.             DEFINITIONS

Whenever used in this Agreement or in the Schedules hereto, unless there is something in the subject matter or context inconsistent therewith, the following words and terms will have the indicated meanings and grammatical variations of such words and terms will have corresponding meanings:

(a)           "Approvals" means all licenses, approvals and authorizations required from all regulatory and governing bodies for the Purchaser to purchase the Assets and offer the Pan Pacific Courses and confer diplomas and degrees with respect to same;

(b)           "Assets" means those assets listed on Schedule A including without limitation the Pan Pacific Student Contracts and the IP Assets;

(c)           "Closing" means the 2nd day of January, 2009;

(d)           "Encumbrances" means mortgages, charges, pledges, security interests, liens, encumbrances, actions, rights and claims, adverse interests, acquisition rights of third parties, demands and equities of any nature, whatsoever or howsoever arising, and any rights or privileges capable of becoming any of the foregoing;

(e)           "Existing Pan Pacific Premises" means 810 Fort Street, Third Floor, Victoria, BC, V8W 1H8, at which the Vendor now offers the Pan Pacific Courses;

(f)            "Indemnity" has the meaning given to it in Section 11 hereof;

(g)           "IP Assets" means the IP Rights pertaining to this purchase agreement and included in Schedule A

(h)           "Monckton Agreement" means an employment agreement to be entered into between the Purchaser and the Covenantor on Closing;

(i)            "Pan Pacific Courses" means those courses offered by the Vendor at its locations in British Columbia: TEC/TESOL, TOEFL iBT, TOEIC, ESL.

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(j)            "Pan Pacific Financial Statements" mean financial statements for the Fiscal Year ending (the "Accountant Comment Statements") and for the interim first, second and third quarter period commencing (the "Interim Statements") financial statements for the operations of the Vendor which are attached as Schedule C;

(k)           "Pan Pacific Students" means students who have individually entered into a Pan Pacific Student Contract with the Vendor pursuant to which the Vendor still owes obligations to its student as set forth therein;

(l)            "Pan Pacific Student Contracts" means contracts entered into by the Vendor with students pursuant to which the Vendor has agreed to provide Pan Pacific Courses the terms of which are summarized on Schedule D.

1.2          Schedules

The following Schedules are attached to and form part of this Agreement:

Schedule A - Assets

Schedule B - Monckton Agreement

Schedule C - Pan Pacific Financial Statements

Schedule D - Pan Pacific Student Contracts

2.            PURCHASE

2.1          Purchase

On Closing, the Vendor shall sell, assign and transfer to the Purchaser, and the Purchaser shall purchase the Assets, free and clear of any and all Encumbrances and the Vendor shall cease all operation of the Business as set out herein.

3.            PURCHASE PRICE

3.1          Purchase Price

In consideration for the Assets, the Purchaser shall assume the obligations of the Vendor under the Pan Pacific Student Contracts and enter into the Monckton Agreement.

4.            VENDOR AND COVENANTOR REPRESENTATIONS AND WARRANTIES

4.1          Representations and Warranties

The Vendor and Covenantor hereby jointly and severally represent and warrant to the Purchaser as follows:

(a)           the Assets are solely owned by the Vendor as the legal and beneficial owner free and clear of all Encumbrances except those Encumbrances which will be discharged by the Vendor on Closing;

(b)           the Vendor is duly licensed, registered and qualified as a corporation to carry on the Business as it is now being conducted and is up to date in the filing of all required corporate returns and other notices and filings and has the power and capacity to own and dispose of the Assets and to enter into this Agreement and carry out its terms to the full extent;

(c)           the execution and delivery of this Agreement and the completion of the transaction contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Vendor, and this Agreement constitutes a legal, valid and binding obligation of the Vendor enforceable against the Vendor in accordance with its terms;

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(d)           the Approvals are all of the approvals that are material to the operation of the Business and are valid and subsisting. True and complete copies of the Approvals have been delivered to the Purchaser prior to the date hereof. The Vendor is in compliance with in all material respects all terms and conditions of the Approvals. There are no proceedings in progress, or the knowledge of the Vendor or Covenantor pending or threatened, that could result in the revocation, cancellation or suspension of any of the Approvals;

(e)           all Approvals are in good standing and unamended and permit the Vendor to carry on the Business as it currently does and to confer the certificates referred to therein in accordance with the requirements thereof; the Vendor has not violated any term or provision of the Approvals and all operations of the Vendor are in material compliance therewith; and the Vendor has not received any notice containing any reference to any matter or event which may threaten or lead to the termination or suspension of the Approvals;

(f)            the Pan Pacific Student Contracts and all obligations thereunder are fully summarized in Schedule D attached hereto which contains all materials terms thereof including without limitation all outstanding liabilities and there are no defaults by the Vendor or any of the students thereunder;

(g)           the Vendor has paid or will pay on Closing all monies to all statutory and/or government agencies which, if not paid, could constitute or create a lien or charge on the Assets;

(h)           the Pan Pacific Financial Statements attached hereto have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent with previous fiscal years, are true, correct and complete in all material respects and present fairly the assets, liabilities and financial condition of the Vendor (including any subsidiaries if consolidated) as at the respective dates thereof and the results of operations for the period to which such financial statements relate. All of the foregoing is done in accordance with GAAP;

(i)            neither the Vendor nor any company affiliated with the Vendor or in any way involved in the provision of educational services of any nature or kind as referred to herein is a party to any collective agreement with or commitment to any labour union, trade union, council of trade unions, employee bargaining agent or affiliated bargaining agent or employee association (collectively, "Labour Representatives") nor has it conducted negotiations with respect to any future such collective agreement or commitment;

(j)            ~~the Vendor is a resident of Canada and is a GST registrant under the provisions of the Excise Tax Act under number ________; and~~

(k)           the Vendor has disclosed to the Purchaser all matters which are material to this transaction and has not failed to disclose any information or matter which would be of material significance in the determination by the Purchaser to proceed with this transaction.

All covenants, representations and warranties herein contained are true and accurate as of the date hereof and shall be true and accurate on the Closing date and shall not merge on Closing and shall survive and continue in full force and effect following Closing.

5.            VENDORS COVENANTS

5.1          No Assumption of Liabilities by Purchaser

Except as here specifically set forth, the Purchaser will not assume any obligations, liabilities or contracts of the Vendor or the Business and the Vendor and Covenantor, jointly and severally, agree to indemnify and save harmless the Purchaser in respect of any liabilities, costs, damages or expenses of any nature or kind not specifically assigned herein including, without limitation, legal costs and disbursements.

5.2          Termination of Employees

On or before the Closing, the Vendor will cease operation of the Business and the Vendor will be fully responsible for and pay all liabilities related to its employees. The Purchaser agrees to offer employment

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or consulting agreements to such employees and consultants of the Vendor, as the case may be, as are selected by the Purchaser in its discretion.

6.            REGULATORY BODY REQUIREMENTS

6.1          Persons that are students enrolled in career programs approved by external regulatory bodies ("Pan Pacific Students"), are not party to this agreement.

6.2          Subject to the limitations in this section, Pan Pacific Student Contracts existing between the Pan Pacific Students and the Vendor prior to Closing or when this Agreement comes into effect will be assigned by the Vendor to the Purchaser and the Purchaser will accept the assignment and assume the liabilities under these student contracts associated with educational services that were to be provided by the Vendor to Pan Pacific Students from Closing until the termination date of the contract between the Vendor and Pan Pacific Students. The Vendor will be solely responsible for and the Purchaser will not be responsible for liabilities under the Pan Pacific Student Contracts that may remain in relation to the provision of educational services that were to be provided by the Vendor to the Pan Pacific Students prior to the Closing Date.

6.3          The Purchaser will, for the purpose of serving current Pan Pacific Students, adopt admission standards and fees for its programs and current students that are the same as those previously adopted by the Vendor, and accept that current Pan Pacific Students have met the standards for the programs they were enrolled in by the Vendor.

6.4          All Pan Pacific Students that intend to continue their studies as students with the Purchaser must have provided a written notice to the Purchaser that they agree to the assignment of the contract they had with the Vendor. In the event one or more Pan Pacific Students do not intend to continue their studies with the Purchaser, the Purchaser must within 10 working days of being so advised by the student(s), issue a prorated tuition refund to the student(s).

6.5          If any Pan Pacific Student does not intend to continue and the Purchaser must refund monies to such student, the amount so refunded shall be paid by the Vendor to the Purchaser forthwith on request.

7.            CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PURCHASER

7.1          Conditions Precedent

The obligations of the Purchaser under this Agreement are subject to the following conditions for the exclusive benefit of the Purchaser being fulfilled or waived by the Purchaser on or before the date specified below:

(a)           on Closing, the Vendor shall have fulfilled and complied with all of its obligations herein contained and all the representations and warranties herein shall be true and accurate.

7.2          Right of Rescission

If any of the conditions in Article 7 are not fulfilled or waived, the Purchaser on Closing may, in addition to all other remedies, rescind this Agreement by notice in writing to the Vendor. In such event, the Purchaser may:

(a)           refuse to complete the transactions contemplated herein by notice to the Vendor and in such event each of the Vendor and the Purchaser shall be released from all obligations hereunder; or

(b)           complete the transaction contemplated herein, it being expressly understood and agreed that the Purchaser may rely, notwithstanding such completion, upon the covenants and conditions contained in this Agreement.

7.3          Waiver

The conditions in Article 7 may be waived by the Purchaser in whole or in part without prejudice to any right of rescission or any other right in the event of the non-fulfilment of any other condition or conditions. A waiver will be binding only if it is in writing.

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8.            CLOSING

8.1          Vendor Documents

On the Closing, the Vendor shall cause its solicitors or designate, to deliver the following documents to the Purchaser's solicitors in a form satisfactory to the Purchaser upon reasonable solicitor's trust conditions for use of the purchase monies to discharge existing financial encumbrances as are customary for transactions of this nature in British Columbia:

(a)           Assignment by the Vendor to the Purchaser all Pan Pacific Student Contracts;

(b)           Bill of Sale for the Assets;

(c)           an executed copy of the Monckton Agreement;

(d)           opinion of the Vendor's counsel regarding the status of the Vendor and authorization of this transaction;

(e)           Statutory Declaration of the Covenantor confirming accuracy of representations and warranties and fulfillment of closing conditions; and

(f)            such other documentation as the Purchaser reasonably requires to effect the terms and provisions of this Agreement including without limitation assignment of tradenames and trademarks associated with the education activities of the Vendor.

Documents shall generally be prepared by the Purchaser and submitted to the Vendor for execution in the normal course of transactions of this nature in the Province of British Columbia. On Closing the Vendor will deliver to the Purchaser possession of the Assets.

8.2          Purchaser's Documents

On the Closing, the Purchaser will deliver to the Vendor's solicitors, or designate, an executed copy of the Monckton Agreement on solicitor's trust conditions for discharge of Encumbrances and other matters as are reasonable for a transaction of this type in British Columbia.

8.3          Pre-Closing Obligations

From the date hereof and at all times prior to Closing, the Vendor and the Covenantor will:

(a)           assist and cooperate with the Purchaser to ensure that the transition of the Pan Pacific Student Contracts to the Purchaser on and after Closing will proceed in a proper and timely manner as required; and

(b)           deliver to the Purchaser all authorizations and documents necessary or reasonably required for the Purchaser to complete its due diligence.

8.4          Post Closing Obligations

Following Closing:

(a)           the Vendor and the Covenantor will do all things reasonably necessary as required by the Purchaser from time to time to ensure that the Purchaser becomes entitled to use all of the Approvals for the courses formerly offered by the Vendor as Pan Pacific Courses;

(b)           in conjunction with the transfer of the Approvals or issuance of new approvals to the Purchaser, the Vendor will not change its name and will continue to cooperate with and offer the Pan Pacific Courses in the name of the Vendor as required by and in cooperation with the Purchaser to conform with all of the requirements relative thereto pending the transfer of the Approvals to the Purchaser; and

(c)           if the Purchaser has agreed to complete this transaction but any closing document has not been delivered, the Vendor and Covenantor will obtain and deliver such documents as soon as possible following Closing

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(d)           the Vendor and Covenantor will use all reasonable efforts and cooperate with the Purchaser to ensure that all students enrolled in the Pan Pacific Location on Fort Street, will be transferred along with their courses to the Purchaser's campus at 2621 Douglas Street, Victoria, British Columbia.

9.             FURTHER ASSURANCES

The parties will execute such further and other documents and do such further and other things as may be necessary to carry out and give effect to the intent of this Agreement.

10.          SET-OFF

If, under this Agreement or any document delivered under this Agreement, the Vendor or the Covenantor become obligated to pay any sum of money to the Purchaser, then such sum may at the election of the Purchaser, and without limiting or waiving any right or remedy for the Purchaser under this Agreement, be set off against and will apply to any sum of money or security owed by the Purchaser to the Vendor or the Covenantor until such amount has been completely set off.

11.          INDEMNITY

11.1        The Vendor and the Covenantor hereby agree, jointly and severally, to indemnify and save the Purchaser harmless from and against all losses, damages, claims and or expenses of any nature or kind (including without limitation legal fees and expenses) incurred by the Purchaser as a result of:

(a)           any non performance or non fulfillment of any covenant or agreement on the part of the Vendors contained in this Agreement or in any document executed pursuant to, or contemplated by, this Agreement in order to carry out the transactions contemplated hereby; and

(b)           any misrepresentation, inaccuracy, incorrectness or breach of any representation or warranty made by the Vendor and/or Covenantor contained in this Agreement or contained in any document or certificate given in order to carry out the transactions contemplated hereby except that the Vendor and Covenantor shall not be required to indemnify or save harmless the Purchaser in respect of any such failure unless the Purchaser shall have provided notice thereof to the Vendors on or prior to the date which is six (6) months following the Closing.

12.          NOTICE

All notices required or permitted to be given under this Agreement will be in writing and delivered personally or by courier to the address of the intended recipient set forth on the first page of this Agreement or at such other address as may from time to time be notified by any of the parties in the manner provided in this Agreement. All notices to the Covenantor may be delivered to the address of the Vendor and if so delivered shall be deemed received by the Covenantor.

13.          ARBITRATION

If a dispute or disagreement arises as between the Vendor and the Purchaser in relation to any matter or issue respecting this Agreement or its terms, the same shall be resolved by binding arbitration under the Commercial Arbitration Act (British Columbia). Any such arbitration shall take place in the City of Vancouver, British Columbia.

14.          ENTIRE AGREEMENT

This Agreement and attached schedules constitute the entire agreement between the parties and there are no representations or warranties, express or implied, statutory or otherwise and no collateral agreements other than as expressly set forth or referred to in this Agreement.

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15.          ASSIGNMENT

This Agreement may not be assigned by the Vendor without the prior written consent of the Purchaser, which consent may be arbitrarily withheld. The Purchaser may assign this agreement to a nominee corporation without the prior consent of the Vendor or Covenantor.

16.          COVENANTOR

The Covenantor is jointly and severally liable with the Vendor to perform and comply with all obligations of the Vendor hereunder.

17.          TIME OF THE ESSENCE

Time will be the essence of this Agreement.

18.          APPLICABLE LAW

This Agreement will be governed by and interpreted in accordance with the laws of British Columbia.

19.          SUCCESSORS AND ASSIGNS

This Agreement will enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

20.          HEADINGS

The headings appearing in this Agreement are inserted for convenience of reference only and will not affect the interpretation of this Agreement.

21.          COUNTERPARTS/FACSIMILE

This Agreement may be executed in any number of original counterparts, with the same effect as if all the parties had signed the same document, and will become effective when one or more counterparts have been signed by all of the parties and delivered to each of the other parties. This Agreement may be executed by the parties and transmitted by telecopy and if so executed and transmitted this Agreement will be for all purposes as effective as if the parties had delivered an executed and complete original Agreement.

AS EVIDENCE OF THEIR AGREEMENT the parties have executed this Agreement as of the day and year first above written.

SPROTT-SHAW DEGREE COLLEGE CORP.

Per:

“signed”

Authorized Signatory

PAN PACIFIC INTERNATIONAL COLLEGE INC.

Per: “signed”

Authorized Signatory: President

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SIGNED, SEALED & DELIVERED by THADDEAUS MONCKTON in the presence of:	)
)
/s/ Cal Purcell	)	/s/ Thaddeaus Monckton
Signature of Witness	)	THADDEAUS MONCKTON
)
Name: Cal Purcell	)
)
Address: 4200 1405 Broadwa	)
)
)
)
Occupation: VP.	)

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SCHEDULE A ASSETS INCLUDING IP RIGHTS AND REGULATORY APPROVALS

•              Full right, title and interest in the name of "Pan Pacific International College Inc" and all variations thereof

•              All Courses material and copyright therein

•              The Pan Pacific Student Contracts

•              The Approvals for all educational courses offered by the Vendor to Pan Pacific Students

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SCHEDULE B MONCKTON AGREEMENT

[attach Monckton Agreement]

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SCHEDULE C PAN PACIFIC INTERNATIONAL COLLEGE INC. FINANCIAL STATEMENTS

[Pan Pacific Interim Financial Statements are to be included when delivered by the Vendor to the Purchaser in accordance with this Agreement]

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SCHEDULE D PAN PACIFIC INTERNATIONAL COLLEGE INC. STUDENT CONTRACTS

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